EXHIBIT 99.1

Provident Community Bancshares Reports Second Quarter Results

ROCK HILL, S.C., July 27, 2009 (GLOBE NEWSWIRE) -- Provident Community Bancshares, Inc. (Nasdaq:PCBS) (the "Corporation") recorded a net loss to common shareholders of $685,000 for the three months ended June 30, 2009 (after including $118,000 of dividends to preferred shareholders) as compared to net income of $316,000 for the same period in 2008. The decrease in net income for the period was due primarily to provision for loan losses of $925,000 for the three months ended June 30, 2009 compared to $365,000 for the three months ended June 30, 2008. In addition, operating results were impacted by a compression of the net interest margin caused by declining interest rates and a decrease in non-interest income due to an other than temporary impairment charge of $782,000 related to investment securities. Net loss per common share was $0.32 (diluted) for the three months ended June 30, 2009, versus net income of $0.18 per common share (diluted) for the same period in 2008. The net loss to common shareholders for the six months ended June 30, 2009 was $2.4 million, or $1.26 per share (diluted), (after including $143,000 of dividends to preferred shareholders) compared to net income of $736,000 or $0.41 per share (diluted), for the same period in 2008.

On March 13, 2009, the Corporation received $9.3 million in equity capital from the sale of preferred stock to the United States Department of Treasury as part of the federal government's Capital Purchase Program.

At June 30, 2009, assets totaled $464.3 million, an increase of $30.1 million, or 6.9% from $434.2 million at December 31, 2008. Investments and mortgage-backed securities at June 30, 2009, increased 35.0% to $138.9 million from $102.8 million at December 31, 2008. Loans receivable decreased 4.3% year to date to $266.8 million at June 30, 2009 as a result of lower demand. Asset growth was funded by an increase in deposits. Growth in lower cost transaction accounts and time deposits resulted in deposits increasing 9.3%, or $28.5 million, to $335.3 million at June 30, 2009 compared to $306.8 million at December 31, 2008. Shareholders' equity increased $7.6 million, or 31.7%, to $31.5 million at June 30, 2009 from $23.9 million at December 31, 2008 due primarily to the equity funds of $9.3 million and a $758,000 decrease in unrealized losses on securities available for sale, offset by a net loss of $2.4 million.

Dwight V. Neese, President and CEO, said, "Second quarter results were disappointing. We continue to aggressively attack the issues caused by the lingering recession and current credit cycle. As has been the case this year for us and most other banks, a decrease in the net interest margin due to the declining rate environment and higher loan loss provisions have constrained our earnings. While 2009 will continue to present many challenges for the financial sector, including community banks, we believe that the steps that we have taken with our loan review and risk management systems and technology improvements will prepare us to deal with whatever issues are yet to come. Our holding company and our bank both exceed the regulatory well capitalized levels and we will continue to focus our attention on core operations with the goal of enhancing long-term value for our shareholders."

The Corporation suspended the quarterly cash dividend on its common stock beginning in the third quarter. "The decision to suspend the dividend was difficult, but we are confident it is the right step to take in light of our expected levels of earnings over the near-term and the benefits of building capital during this part of the current credit and economic cycle," said President Neese. "While we cannot predict when the economy will improve, we expect that, as conditions normalize and our credit costs decline, our future earnings generation levels would permit resumption of dividend payments."

Nonperforming assets were $24.6 million as of June 30, 2009, or 5.3% of total assets, as compared to $16.7 million at December 31, 2008, an increase of $7.9 million. Bad debt charge-offs, net of recoveries, were $2.6 million as of June 30, 2009 compared to $246,000 for the same period in 2008. The downturn in the residential housing market continues to be the primary factor leading to the deterioration in these loans. Management has allocated specific reserves to these and other non accrual loans that it believes will offset losses, if any, arising from less than full recovery of the loans from the supporting collateral.

COMPANY INFORMATION

Provident Community Bancshares is the holding company for Provident Community Bank, N.A., which operates nine community oriented banking centers in the upstate of South Carolina that offer a full array of financial services. The Corporation is headquartered in Rock Hill, South Carolina and its common stock is traded on the NASDAQ Global Market under the symbol PCBS. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

FORWARD-LOOKING STATEMENTS

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project" and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risk and uncertainties, which may change over time. The Corporation's performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation's actual results, see the Corporation's Annual Report in Form 10-K for the year ended December 31, 2008, including in the Risk Factors section of that report. Forward-looking statements speak only as of the date they are made. The Corporation does not assume any duty and does not undertake to update its forward-looking statements.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three and six months ended June 30, 2009, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles. The results of operations for the three and six months ended June 30, 2009 are not necessarily indicative of the results that may be expected for the full fiscal year.

                          Financial Highlights

          (Unaudited) ($ in thousands, except per share data)

                              Three Months Ended      Six Months Ended
                                   June 30,               June 30,
                          --------------------------------------------
 Income Statement Data           2009      2008        2009       2008
 ---------------------    --------------------------------------------

  Net interest income          $2,340    $2,464      $4,451     $4,966
  Provision for loan
   losses                         925       365       3,625        675
                          --------------------------------------------
  Net interest income
   after loan loss
   provision                    1,415      2,099        826      4,291
  Non-interest income             271        850        751      1,734
  Non-interest expense          2,617      2,550      5,133      5,072
  Provision (benefit)
   for income taxes             (364)         83    (1,295)        217
                          --------------------------------------------
  Net income (loss)             (567)        316    (2,261)        736
  Accretion of preferred
   stock to redemption
   value                            2         --          3         --
  Preferred dividends
   accrued                        116         --        140         --
                          --------------------------------------------
  Net income (loss) to
   common shareholders          ($685)      $316    ($2,404)      $736
                          ============================================
  Income (loss) per
   common share: basic         ($0.32)     $0.18     ($1.26)     $0.41
                          ============================================
  Income (loss) per
   common share: diluted       ($0.32)     $0.18     ($1.26)     $0.41
                          ============================================
  Weighted Average Number
   of Common Shares
   Outstanding
  Basic                     1,789,844  1,782,395  1,788,873  1,783,436
  Diluted                   1,789,844  1,783,708  1,788,873  1,794,027
  Cash dividends per share      $0.03     $0.115      $0.06      $0.23

                                                    At          At
 Balance Sheet Data                               6/30/09    12/31/08
 ------------------                             ----------------------

  Total assets                                     $464,348   $434,218
  Cash and due from banks                            23,884     21,370
  Investment securities                             138,871    102,848
  Loans                                             274,643    285,443
  Allowance for loan losses                           7,842      6,778
  Deposits                                          335,314    306,821
  FHLB advances and other borrowings                 81,979     88,505
  Junior subordinated debentures                     12,372     12,372
  Shareholders' equity                               31,516     23,924
  Preferred shares outstanding                        9,266         --
  Common shares outstanding                       1,790,599  1,787,092
  Book value per share-common                        $12.43     $13.39
  Equity to assets                                    6.79%      5.51%
  Total loans to deposits                            81.91%     93.03%
  Allowance for loan losses to total loans            2.85%      2.37%

 Asset Quality
 -------------

  Nonperforming loans                               $20,999    $16,001
  Other real estate owned                             3,622        667
                                                ----------------------
   Total nonperforming assets                        24,621     16,668
  Net loan charge-offs                              $ 2,586     $  786

CONTACT:  Provident Community Bancshares, Inc.
          Dwight V. Neese, President & CEO
          803-980-1863